EXHIBIT 99

                                 [International DisplayWorks, Inc. Logo Omitted]


             International DisplayWorks Appoints Mark A. Christensen
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                              To Board of Directors
                              ---------------------

   Corporate Vice President, Intel Corporation, and Director of Intel Capital brings substantial operations and acquisition experience


                             FOR IMMEDIATE RELEASE
                             ---------------------

For additional information contact:
Tom Lacey, CEO                            or      Matthew Hayden, President
International DisplayWorks, Inc.                  Hayden Communications, Inc.
(916) 415-0864                                    (843) 272-4653
                                                  matt@haydenir.com
                                                  -----------------

ROCKLIN, Calif., -- January 24, 2005-- International DisplayWorks, Inc. (IDW) (OTC/BB: IDWK) today announced that Mark Christensen has agreed to join International DisplayWorks' Board of Directors, effective immediately. Mr. Christensen (age 45) replaces Bill Hedden, who has resigned from the Board to pursue other interests.

Mr. Christensen joins the IDW Board from Intel, where he serves as Corporate Vice President of Intel Corporation, and the Director of Intel Capital Mobile and Communications Sectors. In this role, Mr. Christensen manages Intel Capital's external investments in startup companies in the mobile technology, and the wireless, cellular, and wired communications sectors overseeing a team of investment professionals and a portfolio of several hundred private technology startup companies. Mr. Christensen is also responsible for market analysis and selection of potential acquisition candidates. Mr. Christensen has been with Intel Corporation for approximately 23 years. Previously, Mr. Christensen served as Intel Vice President and Group General Manager of Intel's Network Communications Group, where he facilitated the division's growth to multi-billion dollar revenue through internal growth and over 20 communication semiconductor acquisitions. In this role, Mr. Christensen managed dozens of development facilities around the world, more than 7000 employees, and he reported directly to Craig Barrett, Intel's chief executive officer. Prior to 1997, Mr. Christensen held a variety of roles including Division General Manager for the Network Products Division where he oversaw strategies which enabled Intel to overtake 3Com for the market segment lead in terms of market segment share for Ethernet controllers. In his first seven years with Intel, he was responsible for the development and introduction of Surface Mount Technology processes within the Intel system manufacturing plants in Oregon, Singapore and Puerto Rico. Mr. Christensen has a BS in Industrial Manufacturing Engineering from Oregon State University, and an MBA from the University of Oregon Executive MBA program.

"Mark's appointment to the IDW Board is further evidence of our on-going plan to enhance the overall management team of IDW. By bringing yet another high-caliber executive onto our board, I believe this announcement speaks volumes about the progress we continue to make towards capitalizing on the enormous growth opportunities that lie ahead for IDW," commented Tom Lacey, International
DisplayWorks' Chief Executive Officer. "Mark's experience, particularly in growing divisions into segment leaders and in evaluating vertical markets and potential acquisitions will prove invaluable as we continue to execute our growth strategy. I have previously worked with Mark at Intel, and I know he will bring professionalism, a unique viewpoint and a willingness to challenge our team to achieve the most we can, and these traits will be beneficial to the Board, the Company and our shareholders."

"I believe International DisplayWorks is well-positioned to gain increasing market share and achieve long-lasting success in the rapidly-growing display market, and I am pleased to be joining the team," Mr. Christensen commented. "I have a great deal of respect for Tom and everything he's accomplished, and I am confident the Company has the right strategy, the right capabilities and the right team in place to meet its objectives. I look forward to contributing my
experiences   and  industry   knowledge  to  facilitate   this  success."

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately more than 2,200 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.